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                                                                   EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-8 filed as a Post Effective Amendment to Form S-4 Registration Statement No. 33-63283 of our report dated August 14, 1995, except for Note 16, as to which the date is August 26, 1995 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for income taxes), appearing in the Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1995.

DELOITTE & TOUCHE LLP

Columbus, Ohio
November 13, 1995